EXHIBIT 99.1

PRESS RELEASE CONTACT:  MICHAEL SENKEN
PHONE:  (770) 651-9100

MIMEDX ANNOUNCES RECORD 2013 RESULTS

COMPANY INCREASES SALES FORCE BY 45% SINCE FIRST OF THIS YEAR

Marietta, Georgia, February 26, 2014 (PR Newswire) -- MiMedx Group, Inc. (NASDAQ: MDXG), an integrated developer, manufacturer and marketer of patent protected regenerative biomaterials and bioimplants processed from human amniotic membrane, announced today its results for the year ended December 31, 2013.

Highlights of 2013 results include:
•	2013 Revenue more than doubling over prior year
•	The 9th consecutive quarter of meeting or exceeding revenue guidance and the 8th consecutive quarter of positive Adjusted EBITDA*
•	Cash Flow from Operations Positive in Q3 and Q4
•	2013 Adjusted EBITDA increasing by more than $3 million over prior year
•	Raising over $36 million in Q4 to fund growth
•	Receiving reimbursement coverage from 6 of 8 Medicare Administrative Contractors in 2013 and the 7th in January of 2014
•	Adding 43 direct sales professionals in 2013 and an additional 34 in first two months of 2014

Full Year and Fourth Quarter 2013 Results
The Company recorded record revenue for the year ended December 31, 2013, of $59.2 million, an increase of 119% over 2012 revenue of $27.1 million. The Company’s gross margins for the year ended December 31, 2013, were 84% as compared to 81% in 2012.  Earnings before interest, taxes, depreciation, amortization, share-based compensation and a non-cash impairment charge (Adjusted EBITDA*) for the year ended December 31, 2013, were $5.5 million, a $3.1 million  or 128% improvement, as compared to the Adjusted EBITDA*  of $2.4 million for 2012. The Net Loss for the year ended December 31, 2013, was $4.1 million, as compared to the Net Loss of $7.7 million in the prior year.

The Company recorded record revenue for the fourth quarter of 2013 of $18.0 million, an increase of 71% over 2012 fourth quarter revenue of $10.5 million. The Company’s gross margins for the quarter ended December 31, 2013 were 83% as compared to 84% in the fourth quarter of 2012.  Adjusted EBITDA* for the quarter ended December 31, 2013 were $1.3 million, a $0.9 million or 207% improvement, as compared to the Adjusted EBITDA* of $0.4 million for the fourth quarter of 2012. The Net Loss for the fourth quarter of 2013 was $1.4 million, as compared to the Net Loss of $1.6 million in the prior year fourth quarter.

Management Commentary on Results
Parker H. “Pete” Petit, Chairman and CEO, said, “We are pleased with our 2013 performance and the value we created for our shareholders during the year. We had strong quarter-over-quarter growth and more than doubled our revenue over 2012. The fourth quarter of 2013 was our ninth consecutive quarter where we met or exceeded our revenue forecast. The fourth quarter was also our eighth consecutive quarter of positive Adjusted EBITDA*. Throughout the year, we continued to produce strong gross margins. We continue to invest heavily in additional clinical trials that are essential in growing our reimbursement coverage and increasing physician interest and education. We have a seasoned executive team that understands the importance of continually balancing quarter-over-quarter EBITDA growth with the necessary investments in sales, clinical studies and organization infrastructure that are essential in producing rapid but stable growth.”

The Company’s 2013 revenue growth was primarily driven by wound care sales. Wound care revenue for the year grew 190% over 2012 and Surgical & Sports Medicine revenue grew 79% over 2012. Bill Taylor, President and COO, stated, “In 2013, we expanded our sales force focused on the commercial sector of the wound care market. This expansion facilitated the tripling of our wound care revenue. During the first two months of 2014, we have undertaken another aggressive stage of expansion of our sales force, and we expect that this initiative will contribute to our continued period-over-period revenue growth. At the end of 2013, we had 76 sales professionals in our sales force. In the first two months of 2014, we added 34 sales professionals to our sales force, bringing the total to 110. The vast majority of the new additions have experience in advanced wound care, and we expect rapid growth in their respective territories. We expect to add another five to ten sales professionals to our sales force by the end of the first quarter of 2014.”

Taylor added, “During the fourth quarter, we again ramped up our R&D expenses in support of our aggressive schedule of clinical and scientific studies.  There will be several studies published in the next few months, and they will assist with our 2014 revenue growth.”

“We have sustained our rapid pace of facilitating the awarding of coverage from the Medicare Administrative Contractors (MACs). We ended 2013 with reimbursement coverage by six of the eight MACs, and recently, we were awarded coverage from another MAC, bringing our current status of Medicare coverage for our EpiFix® allograft to seven of the eight MACs, with coverage in 49 of the 50 states.  The only remaining MAC needed to approve EpiFix coverage is First Coast Service Options (FCSO), whose jurisdiction is the State of Florida. In addition, we recently were awarded coverage from another of the large Blue Cross and Blue Shield plans that covers multiple states and millions of lives. In addition to these coverage awards, we are seeing the results from our numerous clinical studies and trials materialize into a growing number of coverage awards from many of the commercial health plans and state Medicaid programs,” stated Petit. “Maintaining our initiatives focused on these reimbursement approvals is a major priority for MiMedx in 2014.”

Balance Sheet and Cash Flow
As of December 31, 2013, total assets increased by $49.5 million to $84.7 million. Cash on hand as of December 31, 2013, was $44.1 million, an increase of $37.3 million, as compared to $6.8 million as of December 31, 2012.  Cash flow from operating activities for the year was a negative $285,000, as compared to a negative $3.3 million in 2012. In the third quarter of 2013, the Company recorded positive quarterly cash flow from operations for the first time in its history.

Accounts receivable increased to $16.1 million as of December 31, 2013, from $7.7 million as of December 31, 2012. This was largely due to the higher sales volume and the buildup of the Company’s commercial wound care sales. In preparation for increased demand in commercial wound care sales in early 2014, inventory increased by $858,000 to $3.9 million. Total liabilities decreased from $15.2 million as of December 31, 2012, to $11.1 million as of December 31, 2013. The decline in total liabilities was primarily the result of conversion of the senior secured promissory notes and the final payout of the earn-out related to the acquisition of Surgical Biologics. Stockholders’ equity increased by $53.6 million to $73.6 million as of the end of 2013.

GAAP Earnings
The Company recorded a Net Loss of $4.1 million for the year ended December 31, 2013, or $0.04 per diluted common share, as compared to a Net Loss of $7.7 million, or $0.09 per diluted common share, for the year ended December 31, 2012. During the fourth quarter, the Company chose to discontinue the HydroFix® product line. This action resulted in an impairment charge of approximately $368,000 related to licenses. This item is included in the Statement of Operations as of December 31, 2013. The Company recorded a Net Loss of $1.4 million, or $0.01 per diluted common share, for the quarter ended December 31, 2013, as compared to the Net Loss of $1.6 million, or $0.02 per diluted common share, recorded for the quarter ended December 31, 2012. The Net Loss includes a total of $2.7 million in non-cash related expenses, including $1.9 million in share-based compensation expense, $260,000 in amortization of intangibles, and $223,000 in depreciation expense. The Net Loss for the same period in 2012 included $2.0 million in non-cash related charges.

Full year 2013 Research and Development expenses were $4.8 million, or 8% of Net Sales, as compared to $2.9 million, or 11% of Net Sales, for the same period in 2012. For the fourth quarter of 2013, Research and Development expenses were $1.4 million or 8% of Net Sales, an increase of $249,000 over the fourth quarter of 2012 expenses, due to the accelerated investment in clinical trials for reimbursement purposes.

Selling, general and administrative (SG&A) expenses for the year ended December 31, 2013, were $46.2 million, or 78% of Net Sales, as compared to $19.6 million, or 72% of Net Sales for the year ended December 31, 2012. SG&A expenses for the fourth quarter of 2013 were $14.3 million, or 79% of Net Sales, a $6.1 million increase over fourth quarter of 2012 expenses of $8.1 million.  Increases in SG&A were due to the continuation of the buildup of the Company’s direct sales force in the government accounts and commercial accounts sales channels. The addition of key management and infrastructure-related resources necessary to support the Company’s growth, including key resources in support of our reimbursement activities, also impacted the increase in SG&A expenses.

Use of non-GAAP financial measures
Management has disclosed adjusted financial measurements in this press announcement that present financial information that is not in accordance with generally accepted accounting principles (GAAP). These measurements are not a substitute for GAAP measurements, although Company management uses these measurements as aids in monitoring the Company's on-going financial performance from quarter-to-quarter and year-to-year on a regular basis, and for benchmarking against other medical technology companies. Adjusted EBITDA* is earnings before interest, taxes, depreciation, amortization, share-based compensation, non-cash impairment and earn-out liability charges. For a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure, see accompanying table to this release. Adjusted financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider adjusted measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Revenue Breakdown
The Company distinguishes its revenue breakdown among three primary regenerative medicine specialties, “Wound Care,” “Surgical & Sports Medicine,” and “Other,” and reports its revenue in these categories.  Revenue for the Company’s EpiFix® grafts comprises the Wound Care category. The Company’s Surgical & Sports Medicine specialty is comprised of its injectable, orthopedic and surgical applications for its AmnioFix® grafts. The “Other” category of the MiMedx regenerative medicine specialties includes the Company’s tissue revenue from its dental and ophthalmic applications and products from its HydroFix® technology. In 2013, Wound Care represented 55% of full year revenue, Surgical & Sports Medicine represented 40% of full year revenue and 5% of revenue was attributed to the “Other” revenue category.

The Company also provides a revenue breakdown in terms of customer type, distinguishing between government and commercial accounts. Government accounts include the Veterans Administration as well as the Department of Defense and Indian Health Services. Commercial sales include sales through distributors, OEM sales and direct sales to non-government accounts. For the year ended December 31, 2013, Government sales represented 57% and Commercial sales represented 43% of revenue.

Outlook for First Quarter and Full Year 2014
The Company reaffirmed its previously communicated guidance for full year 2014 in which revenue is forecasted to be in the range of $90 million to $110 million. As with 2013, the Company will update this forecast on a quarter-by-quarter basis. In 2013, the lower estimate of $50 million was raised by the Company each quarter until the original lower end estimate of $50 million reached $57.3 million. At this point, the Company estimates first quarter of 2014 revenue will be in the range of $18 million to $19.5 million.

Earnings Call
MiMedx management will host a live broadcast of its first quarter results conference call on Wednesday, February 26, 2014, beginning at 10:30 a.m. eastern time.  A listen-only simulcast of the MiMedx Group conference call will be available online at the Company’s website at www.mimedx.com or at www.earnings.com.  A 30-day online replay will be available approximately one hour following the conclusion of the live broadcast.  The replay can also be found on the Company’s website at www.mimedx.com or at www.earnings.com.

About MiMedx
MiMedx® is an integrated developer, manufacturer and marketer of patent protected regenerative biomaterial products and bioimplants processed from human amniotic membrane. “Innovations in Regenerative Biomaterials" is the framework behind our mission to give physicians products and tissues to help the body heal itself. Our biomaterial platform technologies include AmnioFix® and EpiFix®, our tissue technologies processed from human amniotic membrane that is derived from donated placentas. Through our donor program, mothers delivering full-term Caesarean section births can elect in advance of delivery to donate the placenta in lieu of having it discarded as medical waste. We process the human amniotic membrane utilizing our proprietary PURION® process, to produce a safe and effective implant. MiMedx® is the leading supplier of amniotic tissue, having supplied over 200,000 allografts to date for application in the Wound Care, Surgical, Sports Medicine, Ophthalmic and Dental sectors of healthcare.

Safe Harbor Statement
This press release includes statements that look forward in time or that express management’s beliefs, expectations or hopes.  Such statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, the impact of clinical trials on reimbursement coverage and physician education and interest in our products, the effect of expansion of the sales force on period-over-period revenue growth, the expectation for rapid sales growth in the territories assigned to new sales professionals, the ability to add additional sales professionals in the time periods anticipated, the potential for coverage by FCSO in the near term, and the Company’s projected revenues for first quarter and full year 2014. These statements are based on current information and belief, and are not guarantees of future performance.  Among the risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements include that the Company’s clinical trials may not have the desired effect on reimbursement coverage or increased physician education and interest in our products , the expansion of the sales force might not have the expected effect on revenue growth in any particular territory or overall, the Company may not be successful in further expanding its sales force in the time periods anticipated, FCSO may not provide coverage for EpiFix soon or at all, the Company may not achieve its projected revenue goals, and the risk factors detailed from time to time in the Company’s periodic Securities and Exchange Commission filings, including, without limitation, its 10-K filing for the fiscal year ended December 31, 2012, and the Company’s Forms 10-Q filed in 2013. By making these forward-looking statements, the Company does not undertake to update them in any manner except as may be required by the Company’s disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2013	2012	2011

Net sales	$59,180,734	$27,053,773	$7,760,446
Cost of sales	9,328,114	5,188,378	3,357,909
Gross margin	49,852,620	21,865,395	4,402,537

Operating expenses:
Research and development expenses	4,843,457	2,884,546	2,976,313
Selling, general and administrative expenses	46,225,657	19,590,446	9,845,529
Impairment of intangible assets	368,102	1,798,495	-
Fair value adjustment of earn-out liability	-	1,567,050	5,803
Amortization of intangible assets	1,053,971	1,380,241	1,335,908

Operating income (loss)	(2,638,567)	(5,355,383)	(9,761,016)

Other income (expense), net
Amortization of debt discount	(1,328,439)	(1,714,101)	(315,152)
Interest expense, net	(45,233)	(592,892)	(117,818)

Income (loss) before income tax provision	(4,012,239)	(7,662,376)	(10,193,986)
Income tax provision	(99,614)	-	-

Net Income (loss)	$(4,111,853)	$(7,662,376)	$(10,193,986)

Net income (loss) per common share - basic and diluted	$(0.04)	$(0.09)	$(0.14)
		.
Weighted average shares outstanding - basic and diluted	96,285,504	81,646,295	72,450,337

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

ASSETS

	December 31,	December 31,
	2013	2012

Current assets:
Cash and cash equivalents	$44,077,751	$6,754,485
Accounts receivable, net	16,092,836	7,653,561
Inventory, net	3,880,776	3,022,784
Prepaid expenses	1,337,408	657,961

Total current assets	65,388,771	18,088,791

Property and equipment, net of accumulated depreciation	4,086,106	1,071,625
Goodwill	4,040,443	4,040,443
Intangible assets, net of accumulated amortization	11,178,573	11,911,749
Other assets	-	70,000

Total assets	$84,693,893	$35,182,608
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,490,531	$1,251,684
Accrued compensation	5,588,811	2,753,237
Accrued expenses	1,405,974	990,697
Other current liabilities	122,551	21,583
Total current liabilities	9,607,867	5,017,201

Earn-out liability payable in MiMedx common stock	-	5,792,330
Convertible Senior Secured Promissory Notes, net	-	4,012,442
Other Liabilities	1,517,956	353,333
Total liabilities	11,125,823	15,175,306

Commitments and contingencies (Note 15)

Stockholders' equity:
Preferred stock; $.001 par value; 5,000,000 shares authorized and 0 shares issued and outstanding	-	-
Common stock; $.001 par value; 130,000,000 shares authorized; 104,425,614 issued and 104,375,614 outstanding for 2013 and 88,423,169 issued and 88,373,169 outstanding for 2012	104,426	88,423
Additional paid-in capital	147,284,219	89,627,601
Treasury stock (50,000 shares at cost)	(25,000)	(25,000)
Accumulated deficit	(73,795,575)	(69,683,722)
Total stockholders' equity	73,568,070	20,007,302

Total liabilities and stockholders' equity	$84,693,893	$35,182,608

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2013	2012	2011

Cash flows from operating activities:
Net income (loss)	$(4,111,853)	$(7,662,376)	$(10,193,986)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation	637,246	465,367	446,502
Loss on fixed asset disposal	36,800	-	-
Amortization of intangible assets	1,053,971	1,380,241	1,335,908
Impairment of intangible assets	368,102	1,798,495	-
Amortization of debt discount and deferred financing costs	1,328,439	1,714,101	315,152
Share-based compensation	6,009,176	2,538,721	1,659,083
Change in fair value of earn-out liability	-	1,567,050	5,803
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(8,439,275)	(5,761,642)	(1,208,456)
Inventory	(857,992)	(2,310,182)	(253,942)
Prepaid expenses	(706,683)	(466,060)	(70,980)
Other assets	70,000	96,657	(80,375)
Accounts payable	1,208,747	(81,112)	732,938
Accrued compensation	2,835,574	2,354,888	194,934
Accrued expenses	352,881	605,856	328,379
Accrued interest	(41,641)	387,896	107,886
Other liabilities	(28,969)	40,840	16,383
Net cash flows from operating activities	(285,477)	(3,331,260)	(6,664,771)

Cash flows from investing activities:
Purchases of equipment	(2,336,517)	(636,502)	(486,091)
Cash paid for acquisition, net of cash acquired of $33,583	-	-	(466,417)
Proceeds from grant	-	-	250,000
Patent application costs	(688,897)	-	-
Net cash flows from investing activities	(3,025,414)	(636,502)	(702,508)

Cash flows from financing activities:
Proceeds from exercise of stock options	1,981,418	1,052,668	295,753
Proceeds from exercise of warrants	2,107,883	6,001,063	-
Proceeds from Senior Secured Promissory Notes	-	-	5,000,000
Proceeds from Line of Credit with related party	-	-	1,300,000
Proceeds from sale of common stock and warrants and common stock with registration rights, net	-	-	3,730,587
Proceeds from secondary offering, net of expenses	36,602,306	-	-
Repayment of Line of Credit	-	-	(99,000)
Repayment of Note Payable	-	-	(88,657)
Repayment of convertible debt related to acquisition	-	(427,126)	-
Payment of equipment leases	(57,450)	(16,116)	-
Repurchase of warrants		(568)	-
Net cash flows from financing activities	40,634,157	6,609,921	10,138,683

Net change in cash	37,323,266	2,642,159	2,771,404

Cash and cash equivalents, beginning of period	6,754,485	4,112,326	1,340,922
Cash and cash equivalents, end of period	$44,077,751	$6,754,485	$4,112,326

MiMedx Group, Inc. and Subsidiaries

Non-GAAP Financial Measures and Reconciliation

As used herein, “GAAP”, refers to generally accepted accounting principles in the United States.  We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered “Non-GAAP financial measures” under Regulation G.  We have provided below for your reference, supplemental financial disclosure for these measures, including the most directly comparable GAAP measure and an associated reconciliation.

Reconciliation of Net Loss to “Adjusted EBITDA” defined as Earnings before Interest, Taxes, Depreciation, Amortization and Share Based Compensation:

	Twelve Months Ended December 31,
	2013	2012	2011
Net Income (loss) (Per GAAP)	$(4,111,853)	$(7,662,376)	$(10,193,986)

Add back:
Income Taxes	99,614	-	-

Financing expense associated with beneficial conversion of note payable issued in conjunction with acquisition	-	170,509	266,991

Financing expense associated with beneficial conversion of Line of Credit with Related Party	-	561,202	33,254
Financing expense associated with beneficial conversion of Senior Secured Promissory Notes	1,328,439	982,390	14,907
Other interest expense, net	45,233	592,892	117,818
Depreciation Expense	637,246	465,367	446,502
Loss on fixed asset disposal	36,800	-	-
Amortization Expense	1,053,971	1,380,241	1,335,908
Share Based Compensation	6,009,176	2,538,721	1,659,083
Impairment of Intangible Assets	368,102	1,798,495	-
Fair Value Adjustment of Earn-out Liability	-	1,567,050	5,803
Earnings/(Loss) Before Interest, Taxes, Depreciation, Amortization and Share-Based Compensation	$5,466,728	$2,394,491	$(6,313,720)